EXHIBIT 10at

Letter Agreement entered into by the

Company with John H. Weiland dated

December 12, 1995

Mr. John H. Weiland

3657 Cimmeron Rd.

York, Pennsylvania 17402

Dear John:

This letter will confirm our offer to you to join Bard as a Group Vice President and a member of the Management Executive Committee reporting to me.

Your initial base salary will be $10,416.67 payable twice monthly ($250,000 per year). In addition to base salary, you will be eligible to participate in the executive bonus program which is designed to pay out 45% of base salary at 100% achievement of goal. Goals are a combination of financial and personal objectives set each year based upon overall corporate goals.

In addition, Bard will provide you with the following:

1.	Options on 10,000 shares of C. R. Bard, Inc. stock. The option price will be as of the date this grant is approved by the Board of Directors.

2.	A grant of 2,000 shares of restricted stock which is scheduled to vest in five years. The price of the stock will be fair market value of the stock as of the date this grant is approved by the Board of Directors.

3.	A company provided automobile consistent with our corporate policy and your level.

4.	Bard will reimburse you the cost of converting your current non-resident club membership to a resident membership. The estimated cost for this conversion is $14,500.

5.	Bard will reimburse you the costs associated with maintaining your club membership.

10at - 1

Exhibit 10at

Letter Agreement entered into by the

Company with John H. Weiland dated

December 12, 1995

Mr. John H. Weiland

December 12, 1995

6.	You will immediately begin participation in the Key Executive Insurance Program, the details of which you have already reviewed with Donald J. Maddi, our Director of Compensation and Benefits. The KEIP includes life insurance coverage equal to 5.5 times your base salary.

7.	You will be eligible for four (4) weeks of vacation annually.

8.	You and your family will be eligible for coverage under our employee benefit plan which includes: basic medical, hospitalization, dental, short term disability, long term disability (your coverage for LTD is 70% of salary up to a maximum of $25,000 per month), family care and the Bard Employee Savings Trust [401(k)].

9.	Bard will provide you with the services of a financial planner.

10.	You will be eligible for relocation assistance under our relocation policy for currently employed employees. You may choose which home (New Jersey or Pennsylvania) you wish to have covered by the relocation policy.

11.	An agreement providing three years of compensation in the event of a change of control subject to Board of Directors approval.

12.	One year of base salary and bonus should you be terminated without cause.

This offer is contingent upon: 1) the execution of a confidentiality and non-compete agreement; 2) the successful completion of a drug screen.

John, we are looking forward to having you join Bard as a key member of our Executive Management team.

Please sign a copy of this letter and return it to Hope Greenfield together with the executed Rider Covenant Not To Compete.

Sincerely,

/s/    Benson F. Smith

BFS:sb

Att.

cc: H. Greenfield

Agreed:	/s/ John H. Weiland
John H. Weiland

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